UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                             Thomas Equipment, Inc.
             (Exact name of registrant as specified in its charter)

                 Delaware                              58-3565680
 (State of incorporation or organization)  (I.R.S. Employer Identification No.)

                            1818 North Farwell Avenue
                               Milwaukee, WI 53202
               (Address of principal executive offices) (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

         Title of each class                 Name of each exchange on which
         to be so registered                 each class is to be registered
         -------------------                 ------------------------------

   Common Stock, par value $.0001 per share       The American Stock Exchange
   ----------------------------------------       ---------------------------

If this form relates the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |X|

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities to be registered pursuant to Section 12(g) of the Act: None

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Item 1. Description of Registrant's Securities to be Registered.

      Our Certificate of Incorporation authorizes the issuance of 200,000,000 shares of common stock, $.0001 par value per share, and 5,000,000 shares of preferred stock, $.0001 par value per share, of which 30,000 shares have been designated as Series A Convertible Preferred Stock. As of March 9, 2006, we had 21,319,133 shares of common stock issued and outstanding and 24,900 shares of preferred stock issued and outstanding. The following summarizes the material terms of our capital stock.

Common Stock

      Holders of our common stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by the Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to stockholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and
(iv)are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

Preferred Stock - General

      Our Articles of Incorporation authorize 5,000,000 shares of preferred stock, $.0001 par value per share. Our Board of Directors, without any action by stockholders, is authorized to divide the authorized shares of preferred stock into series and to designate the rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock, including but not limited to dividend, redemption, voting rights and preferences. The ability of our Board of Directors to designate and issue such shares could impede or deter an unsolicited tender offer or takeover proposal and the issuance of additional shares having preferential rights could affect adversely the voting power and other rights of holders of our common stock.

Series A Convertible Preferred Stock

      On April 15, 2005, our Board of Directors approved a Certificate of Designation for 30,000 shares of series A preferred stock, of which 25,000 were issued on April 19, 2005. The series A preferred stock issued is convertible into 8,333,333 shares of common stock at the rate of $3.00 per share and pays a dividend of 5% per annum in cash. The series A preferred stock may be converted at anytime upon five days notice by the preferred stockholders. We can require the holders to convert up to 20% of their series A preferred stock per month, if the common stock trades at an average price of $6.00 per share for 20 consecutive days, with average volume of 150,000 shares per day. At any time commencing after three years from April 19, 2005, we can redeem the series A preferred stock. If the redemption occurs in the fourth year after issuance, the redemption amount shall be 200% of the stated value. If the redemption occurs during the fifth year after issuance, the redemption amount shall be 225% of the stated value. The holder can require us to redeem the series A preferred stock at 110% of the stated value, together with accrued dividends, after five years or upon certain events, including:

      o     failure to deliver common stock when required;

      o     failure to effect registration of the common stock; or

      o     a bankruptcy event.

Item 2. Exhibits.

      References to the "Company" in the following exhibit list refer to Thomas Equipment, Inc., a Delaware corporation.


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Exhibit
Number                              Description
----------    ------------------------------------------------------------------

3.1 Certificate of Incorporation of Thomas Equipment, Inc., incorporated by reference to Exhibit 3.1 of the Company's registration statement Form SB-2, filed August 25, 2000.

3.2           Bylaws of Thomas Equipment, Inc., incorporated by reference to
              Exhibit 3.1 of the Company's registration statement Form SB-2, filed August 25, 2000.

3.3 Amended and Restated Certificate of Designation for Series A Preferred Stock incorporated by reference to Exhibit 4.1 to Form 8-K filed on April 20, 2005.

3.4 Amendment to Certificate of Incorporation of Thomas Equipment, Inc., incorporated by reference to Exhibit 3.2 of the Company's registration statement Form SB-2 (file no. 333-72826).

4.1 Security and Purchase Agreement, dated as of November 9, 2004, by and among Laurus Master Fund, Ltd., Thomas Equipment, Inc. and Thomas Ventures, Inc. (1)

4.2 Security Agreement, dated as of November 9, 2004, between Laurus Master Fund, Ltd. and Thomas Equipment 2004 Inc. (1)

4.3 General Security Agreement, dated as of November 9, 2004, by Thomas Equipment 2004, Inc., in favor of Laurus Master Fund, Ltd.
              (1)

4.4 Guarantee, dated as of November 9, 2004, by Thomas Equipment 2004, Inc., in favor of Laurus Master Fund, Ltd. (1)

4.5 Intellectual Property Security Agreement, dated as of November 9, 2004, by and among Laurus Master Fund, Ltd., Thomas Equipment, Inc. and Thomas Ventures, Inc. (1)

4.6 Secured (Convertible) Revolving Note issued to Laurus Master Fund, Ltd., dated November 9, 2004. (1)

4.7 Secured Convertible Minimum Borrowing Note issued to Laurus Master Fund, Ltd., dated November 9, 2004. (1)

4.8 Secured Convertible Term Note issued to Laurus Master Fund, Ltd., dated November 9, 2004. (1)

4.9 Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd., dated November 9, 2004.(1)

4.10          Option issued to Laurus Master Fund, Ltd., dated November 9, 2004.
              (1)

4.11 Registration Rights Agreement, dated as of November 9, 2004, by and between Laurus Master Fund, Ltd. and Thomas Equipment, Inc.
              (1)

4.12 Stock Pledge Agreement, dated as of November 9, 2004, by and between Laurus Master Fund, Ltd. and Thomas Equipment, Inc. (1)


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

4.13 Stock Pledge Agreement, dated as of November 9, 2004, by and between Laurus Master Fund, Ltd. and Thomas Equipment 2004 Inc.
              (1)

4.14 Shareholders' Agreement, dated as of October 1, 2004, by and among Thomas Equipment, Inc., Thomas Equipment 2004 Inc. and McCain Foods Limited. (1)

4.15 Amendment Agreement, dated as of February 28, 2005, by and among Laurus Master Fund, Ltd., Thomas Equipment, Inc. and Thomas Ventures, Inc. (2)

4.16 Secured Convertible Term Note issued to Laurus Master Fund, Ltd., dated February 28, 2005. (2)

4.17 Common Stock Purchase Warrant issued to Laurus Master Fund, Ltd., dated February 28, 2005. (2)

4.18 Reaffirmation and Ratification Agreement, dated as of February 28, 2005, by Thomas Equipment, Inc., Thomas Ventures, Inc. and Thomas Equipment 2004 Inc. in favor of Laurus Master Fund, Ltd.(2)

4.19 Subordination and Intercreditor Agreement by and among by Thomas Equipment, Inc., Thomas Ventures, Inc. and Thomas Equipment 2004 Inc., Pneutech Inc., Rousseau Controls Inc., Hydraman Fluid Power Limited and Roynat Merchant Capital Inc. in favor of Laurus Master Fund, Ltd. (2)

4.20 Subscription Agreement between Roynat Merchant Capital Inc., Thomas Equipment, Inc., Thomas Equipment 2004 Inc., Thomas Ventures, Inc., Pneutech Inc., Rousseau Controls Inc. and Hydramen Fluid Power Limited, dated as of February 28, 2005. (2)

4.21 Debenture in the Amount of CD$6,500,000 in favor of Roynat Merchant Capital Inc., dated as of February 28, 2005. (2)

4.22 Common Stock Purchase Warrant in favor of Roynat Merchant Capital Inc., dated as of February 28, 2005. (2)

4.23 Registration Right Agreement between Thomas Equipment, Inc. and Roynat Merchant Capital Inc., dated as of February 28, 2005. (2)

4.24 General Security Agreement between Roynat Merchant Capital Inc., Thomas Equipment, Inc. and Thomas Ventures, Inc., dated as of February 28, 2005. (2)

      (1) Filed as an exhibit to the Registrant's Form 8-K dated as of November 9, 2004, and incorporated herein by reference.

      (2) Filed as an exhibit to the Registrant's Form 8-K dated as of February 28, 2005, and incorporated herein by reference.


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                                    SIGNATURE

      Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                       THOMAS EQUIPMENT, INC.

Dated: March 9, 2006                   By: /s/ Clifford Rhee
                                           -------------------------------------
                                           Clifford Rhee
                                           President


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